EXHIBIT 99.1

Amtech Reports Fourth Quarter Fiscal 2025 Results

Demand for AI Related Products Enables Return to Non-GAAP Profitability and

Generation of Nearly $7 Million in Cash for Fiscal Year 2025

Announces $5 Million Share Repurchase Authorization

TEMPE, Ariz., December 10, 2025 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of equipment and consumables enabling AI semiconductor device packaging and advanced substrate fabrication, today reported results for its fourth quarter ended September 30, 2025.

Fourth Quarter Fiscal 2025 Financial and Operational Highlights:

•
Net revenue of $19.8 million
•
Cash of $17.9 million
•
Cash provided by operations of $2.3 million
•
GAAP net income of $1.1 million
•
Non-GAAP net income of $1.4 million (1)
•
Adjusted EBITDA of $2.6 million (1)
•
Customer orders of $18.5 million
•
Backlog of $19.9 million

(1) See GAAP to non-GAAP and EBITDA and Adjusted EBITDA reconciliation in schedules following this release.

Management Comments

“Stronger than expected results in the fourth quarter were driven by AI applications,” commented Mr. Bob Daigle, Chief Executive Officer of Amtech. Advanced Packaging and assembly equipment we produce for AI infrastructure accounted for over 30% of our Thermal Processing Solutions (TPS) segment revenue in the quarter, up from about 25% in the prior quarter. Higher than expected revenue in both our TPS and Semiconductor Fabrication Solutions segments and the cost structure improvements we’ve made over the past 18 months resulted in adjusted EBITDA margins above 10% for the quarter. I am also pleased to report our eighth consecutive quarter of positive operating cash flow. We eliminated our debt last year and ended the fiscal year with nearly $18 million of cash, up from $11 million at the end of the prior year. Our focused growth strategy and strong operating leverage position us well to deliver meaningful shareholder value."

GAAP and Non-GAAP Financial Results

(in millions, except per share amounts)	Q4	Q3	Q4	12 Months	12 Months
	FY 2025	FY 2025	FY 2024	2025	2024
Revenues, net	$19.8	$19.6	$24.1	$79.4	$101.2
GAAP gross profit	$8.8	$9.1	$9.8	$27.0	$36.2
GAAP gross margin (2)	44.4%	46.7%	40.7%	34.0%	35.8%
Non-GAAP gross profit (1)	$8.8	$9.1	$9.8	$33.0	$37.5
Non-GAAP gross margin (1)	44.4%	46.7%	40.7%	41.5%	37.1%

GAAP net income (loss)	$1.1	$0.1	$(0.5)	$(30.3)	$(8.5)
GAAP net income (loss) per diluted share	$0.07	$0.01	$(0.04)	$(2.12)	$(0.60)
Non-GAAP net income (loss) (1)	$1.4	$0.9	$(0.0)	$0.8	$0.0
Non-GAAP net income (loss) per diluted share (1)	$0.10	$0.06	$(0.00)	$0.05	$0.00

(1) See GAAP to non-GAAP reconciliation in schedules following this release.

(2) Excluding the ERC one-time credit, gross margin would have been 41.5% for the third quarter.

Net revenues increased sequentially from the third quarter, driven primarily by strong demand in Asia for reflow ovens used in AI applications. The decrease in net revenues compared to the same period last year reflects higher AI-related revenues offset by substantially lower mature node semiconductor revenues primarily for sales of wafer cleaning equipment and parts in our Semiconductor Fabrication Solutions segment. In our Thermal Processing Solutions segment diffusion furnaces, and high-temperature furnaces drove the decline in sales.

GAAP gross margin decreased by $0.3 million sequentially from the prior quarter and decreased $1.0 million compared to the same prior year period. The decrease from the prior quarter was due to the Employee Retention Credit (ERC) received in the third quarter of 2025. The decrease in gross margin from the same prior year period is primarily due to lower sales volume in the mature node semiconductor market. Gross margin as a percentage of sales increased from 40.7% in the same prior year period up to 44.4% this current year quarter driven by cost save initiatives and product mix. Excluding the ERC one-time credit, gross margin would have been 41.5% for the third quarter.

Selling, General & Administrative (“SG&A”) expenses decreased $1.0 million sequentially from the prior quarter and decreased $2.4 million compared to the same prior year period. The decrease from prior quarter and the same prior year period is primarily due to cost reduction efforts around overhead expenses and cost structure changes to reduce fixed costs.

Research, Development, and Engineering expenses increased by $0.2 million sequentially from prior quarter and decreased $0.4 million compared to the same prior year period. The increase from the prior quarter is primarily due to growth initiatives and the decrease compared to the same prior year period is primarily due to a more focused approach to innovative investments.

GAAP net income for the fourth quarter of fiscal 2025 was $1.1 million, or $0.07 cents per share. This compares to GAAP net income of $0.1 million, or $0.01 cents per share, for the preceding quarter, and GAAP net loss of $0.5 million, or $0.04 cents per share, for the fourth quarter of fiscal 2024.

Non-GAAP net income for the fourth quarter of fiscal 2025 was $1.4 million, or $0.10 cents per share. This compares to non-GAAP net income of $0.9 million, or $0.06 cents per share, for the preceding quarter, and non-GAAP net loss of $7,000, or $0.0 cents per share, for the fourth quarter of fiscal 2024.

Unrestricted cash and cash equivalents at September 30, 2025, were $17.9 million, compared to $11.1 million at September 30, 2024, due primarily to the Company's focus on operational cash generation, working capital optimization, strong accounts receivable collections from customers, accounts payable management, and employee retention credit.

In discussing financial results for the three and twelve months ended September 30, 2025 and 2024 and the three months ended June 30, 2025, in this press release, the Company refers to certain financial measures that are adjusted from the financial results prepared in accordance with United States generally accepted accounting principles ("GAAP"). All non-GAAP amounts exclude certain adjustments for stock compensation expense, severance expense, expenses related to the discontinued product line, gain on the sale of our Arizona headquarters, moving expenses, amortization of acquired intangible assets, acquisition expenses, goodwill and intangible asset impairment, inventory write-down of mature node semiconductor products, and income tax benefit related to the Company's acquisition of Entrepix, Inc. A tabular reconciliation of financial measures prepared in accordance with GAAP to the non-GAAP financial measures is included at the end of this press release.

Outlook

Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, logistical challenges, and the financial results of semiconductor manufacturers. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Actual results may differ materially in the weeks and months ahead.

For the first fiscal quarter ending December 31, 2025, the Company expects revenues in the range of $18 to $20 million. AI related equipment sales for the Thermal Processing Solutions segment is anticipated to partially offset continued softness in mature node semiconductor product lines. With the benefit of previously implemented structural and operational cost reductions, Amtech expects to deliver solid operating leverage, resulting in adjusted EBITDA margins in the high single digits. Amtech remains focused on driving further efficiency gains and cost optimization across all operations, positioning the Company to expand margins and generate more consistent profitability going forward.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Share Repurchase Program

The Company also announced today that its Board of Directors has authorized a share repurchase program pursuant to which Amtech may purchase up to $5 million of its common stock in the open market or in privately negotiated transactions, including accelerated share repurchase transactions, block trades or pursuant to Rule 10b5-1 trading plans. The repurchase program has been authorized for a period of one-year, effective December 10, 2025.

Conference Call

Amtech Systems will host a conference call at 5:00 pm ET on Wednesday, December 10, 2025 to discuss fiscal fourth quarter financial results. The call will be available to interested parties by dialing 1-412-317-6060. A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s website at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. (NASDAQ: ASYS) provides equipment, consumables and services for AI semiconductor device packaging and advanced wafer substrate fabrication. Our products include advanced packaging and electronics assembly equipment for applications such as AI GPUs and advanced automotive electronics. Consumable and other solutions are used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon (Si) power devices, digital and analog devices, power electronic packages, advanced semiconductor packages and electronic assemblies. We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe. To learn more about Amtech, please visit our website at https://www.amtechsystems.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, delivering profitable growth, creating long-term value for our shareholders, long term future prospects, operating results, business strategies, projected costs, the optimization and reduction of structural costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2024, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Qs, and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Amtech Systems may use its website (www.amtechsystems.com), investor relations page (https://www.amtechsystems.com/investors), and LinkedIn page (https://www.linkedin.com/company/amtechsystems) to disclose material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors and other interested parties should monitor these sites, in addition to following Amtech Systems press releases, Securities and Exchange Commission (SEC) filings, public conference calls and public presentations/webcasts.

References in this press release are made to non-GAAP (Generally Accepted Accounting Principles) financial measures, including profitability and operating/net income excluding one-time items, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA (AEBITDA), which excludes equity compensation, and AEBITDA excluding one-time items. These measures are provided as a supplement to GAAP results and offer additional insights into the Company's results and facilitate the comparison of results. Reconciliations are available in the tables full earnings results press releases.

Contacts:
Amtech Systems, Inc.
Wade M. Jenke
Vice President and Chief Financial Officer
irelations@amtechsystems.com
Darrow Associates Jordan Darrow (631) 766-4528 jdarrow@darrowir.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Summary Financial Information

(in thousands, except percentages)

	Three Months Ended			Years Ended September 30,
	September 30, 2025	June 30, 2025	September 30, 2024	2025	2024
Amtech Systems, Inc.
Revenues, net	$19,842	$19,557	$24,112	$79,364	$101,214
GAAP gross profit	$8,813	$9,132	$9,803	$26,983	$36,231
Non-GAAP gross profit	$8,813	$9,132	$9,803	$32,969	$37,528
GAAP gross margin	44%	47%	41%	34%	36%
Non-GAAP gross margin	44%	47%	41%	42%	37%
Operating income (loss)	$1,841	$915	$26	$(28,488)	$(6,729)
New orders	$18,514	$21,655	$17,587	$73,941	$79,277
Backlog	$19,889	$21,216	$25,312	$19,889	$25,312
Thermal Processing Solutions Segment
Revenues, net	$14,590	$14,208	$16,155	$58,057	$69,161
GAAP gross profit	$6,562	$6,325	$6,756	$20,566	$24,269
Non-GAAP gross profit	$6,562	$6,325	$6,756	$24,128	$24,269
GAAP gross margin	45%	45%	42%	35%	35%
Non-GAAP gross margin	45%	45%	42%	42%	35%
Operating income	$3,040	$2,907	$2,530	$420	$6,196
New orders	$14,081	$14,057	$9,328	$51,867	$49,318
Backlog	$14,655	$15,164	$20,845	$14,655	$20,845
Semiconductor Fabrication Solutions Segment
Revenues, net	$5,252	$5,349	$7,957	$21,307	$32,053
GAAP gross profit	$2,251	$2,807	$3,047	$6,417	$11,962
Non-GAAP gross profit	$2,251	$2,807	$3,047	$8,841	$13,259
GAAP gross margin	43%	52%	38%	30%	37%
Non-GAAP gross margin	43%	52%	38%	41%	41%
Operating income (loss)	$277	$878	$447	$(20,280)	$(4,875)
New orders	$4,433	$7,598	$8,259	$22,074	$29,959
Backlog	$5,234	$6,052	$4,467	$5,234	$4,467

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2025	2024	2025	2024
Revenue, net	$19,842	$24,112	$79,364	$101,214
Cost of sales	11,029	14,309	52,381	64,134
Intangible asset impairment	—	—	—	849
Gross profit	8,813	9,803	26,983	36,231

Selling, general and administrative	6,398	8,786	28,951	33,814
Research, development and engineering	577	991	2,649	4,193
(Gain) loss on sale of fixed assets	(26)	—	248	(2,197)
Goodwill impairment	—	—	20,353	6,370
Intangible asset impairment	—	—	2,569	430
Severance expense	23	—	701	350
Operating income (loss)	1,841	26	(28,488)	(6,729)

Interest income	119	22	239	57
Interest expense	(8)	(59)	(26)	(557)
Foreign currency (loss) gain	(106)	(340)	199	(345)
Other	40	52	84	63
Income (loss) before income taxes	1,886	(299)	(27,992)	(7,511)
Income tax provision	818	237	2,334	975
Net income (loss)	$1,068	$(536)	$(30,326)	$(8,486)

Income (Loss) Per Share:
Net income (loss) per basic share	$0.07	$(0.04)	$(2.12)	$(0.60)
Net income (loss) per diluted share	$0.07	$(0.04)	$(2.12)	$(0.60)
Weighted average shares outstanding:
Basic	14,325	14,239	14,302	14,208
Diluted	14,398	14,239	14,302	14,208

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2025	September 30, 2024

Current Assets
Cash and cash equivalents	$17,904	$11,086
Accounts receivable - Net	19,878	21,989
Inventories	18,743	26,867
Income taxes receivable	80	492
Other current assets	3,572	4,302
Total current assets	60,177	64,736
Property, Plant and Equipment - Net	10,227	11,647
Right-of-Use Assets - Net	18,293	16,596
Intangible Assets - Net	1,091	4,004
Goodwill	908	21,261
Deferred Income Taxes - Net	1,023	185
Other Assets	1,154	884
Total Assets	$92,873	$119,313
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$7,735	$5,356
Accrued compensation and related taxes	1,609	2,057
Accrued warranty expense	394	602
Other accrued liabilities	726	477
Current portion of finance lease liabilities and long-term debt	126	101
Current portion of long-term operating lease liabilities	1,903	2,041
Contract liabilities	6,461	8,965
Income taxes payable	1,528	640
Total current liabilities	20,482	20,239
Finance Lease Liabilities and Long-Term Debt	168	189
Long-Term Operating Lease Liabilities	17,316	15,240
Income Taxes Payable	663	1,230
Other Long-Term Liabilities	859	57
Total Liabilities	39,488	36,955
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,354,797 and 14,258,879 in 2025 and 2024, respectively	144	143
Additional paid-in capital	130,057	128,466
Accumulated other comprehensive loss	(959)	(720)
Retained deficit	(75,857)	(45,531)
Total Shareholders’ Equity	53,385	82,358
Total Liabilities and Shareholders’ Equity	$92,873	$119,313

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended September 30,
	2025	2024
Operating Activities
Net loss	$(30,326)	$(8,486)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,742	3,029
Write-down of inventory	6,550	2,813
Goodwill impairment	20,353	6,370
Intangible asset impairment	2,569	1,279
Provision for allowance for doubtful accounts	30	18
Deferred income taxes	(838)	(84)
Non-cash stock-based compensation expense	1,229	1,530
Loss (gain) on sale of fixed assets	248	(2,197)
Changes in operating assets and liabilities:
Accounts receivable	2,081	4,468
Inventories	1,675	5,135
Contract and other assets	3,470	4,773
Accounts payable	2,238	(4,942)
Accrued income taxes	733	436
Accrued and other liabilities	(2,373)	(5,248)
Contract liabilities	(2,504)	948
Net cash provided by operating activities	7,877	9,842
Investing Activities
Purchases of property, plant and equipment	(950)	(4,878)
Proceeds from sale of property, plant and equipment	38	2,700
Net cash used in investing activities	(912)	(2,178)
Financing Activities
Proceeds from the exercise of stock options	363	85
Payments on long-term debt	(93)	(10,671)
Borrowings on long-term debt	—	64
Payment of payroll taxes on stock-based compensation through shares withheld	—	(111)
Net cash provided by (used in) financing activities	270	(10,633)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(417)	922
Net Increase (Decrease) in Cash and Cash Equivalents	6,818	(2,047)
Cash and Cash Equivalents, Beginning of Year	11,086	13,133
Cash, Cash Equivalents and Restricted Cash, End of Year	$17,904	$11,086

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share data)

	Three Months Ended			Years Ended September 30,
	September 30, 2025	June 30, 2025	September 30, 2024	2025	2024
Amtech Systems, Inc. Gross Profit:
GAAP gross profit	$8,813	$9,132	$9,803	$26,983	$36,231
Write-down of inventory related to polishing equipment	-	-	-	-	448
Inventory write-down of mature node semiconductor products	-	-	-	5,986	-
Intangible asset impairment	-	-	-	-	849
Non-GAAP gross profit	$8,813	$9,132	$9,803	$32,969	$37,528

GAAP gross margin	44%	47%	41%	34%	36%
Non-GAAP gross margin	44%	47%	41%	42%	37%

Thermal Processing Solutions Segment Gross Profit:
GAAP gross profit	$6,562	$6,325	$6,756	$20,566	$24,269
Write-down of inventory related to polishing equipment	-	-	-	-	-
Inventory write-down of mature node semiconductor products	-	-	-	3,562	-
Intangible asset impairment	-	-	-	-	-
Non-GAAP gross profit	$6,562	$6,325	$6,756	$24,128	$24,269

GAAP gross margin	45%	45%	42%	35%	35%
Non-GAAP gross margin	45%	45%	42%	42%	35%

Semiconductor Fabrication Solutions Segment Gross Profit:
GAAP gross profit	$2,251	$2,807	$3,047	$6,417	$11,962
Write-down of inventory related to polishing equipment	-	-	-	-	448
Inventory write-down of mature node semiconductor products	-	-	-	2,424	-
Intangible asset impairment	-	-	-	-	849
Non-GAAP gross profit	$2,251	$2,807	$3,047	$8,841	$13,259

GAAP gross margin	43%	52%	38%	30%	37%
Non-GAAP gross margin	43%	52%	38%	41%	41%

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share data)

	Three Months Ended			Years Ended September 30,
	September 30, 2025	June 30, 2025	September 30, 2024	2025	2024
Consolidated Net Income (Loss):
GAAP net income (loss)	$1,068	$106	$(536)	$(30,326)	$(8,486)
Write-down of inventory related to polishing equipment	-	-	-	-	448
Inventory write-down of mature node semiconductor products	-	-	-	5,986	-
Amortization of acquired intangible assets	27	27	154	269	749
Stock compensation expense	268	338	375	1,229	1,530
Gain on sale of fixed assets	-	-	-	-	(2,197)
Goodwill impairment	-	-	-	20,353	6,370
Intangible asset impairment	-	-	-	2,569	1,279
Severance expense	23	421	-	701	350
Non-GAAP net income (loss)	$1,386	$892	$(7)	$781	$43

Net Income (Loss) per Diluted Share:
GAAP net income (loss) per diluted share	$0.07	$0.01	$(0.04)	$(2.12)	$(0.60)
Write-down of inventory related to polishing equipment	-	-	-	-	0.03
Inventory write-down of mature node semiconductor products	-	-	-	0.42	-
Amortization of acquired intangible assets	0.01	-	0.01	0.02	0.05
Stock compensation expense	0.02	0.02	0.03	0.08	0.11
Gain on sale of fixed assets	-	-	-	-	(0.15)
Goodwill impairment	-	-	-	1.42	0.45
Intangible asset impairment	-	-	-	0.18	0.09
Severance expense	-	0.03	-	0.05	0.02
Non-GAAP net income (loss) per diluted share	$0.10	$0.06	$(0.00)	$0.05	$0.00

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands, except per share data)

	Three Months Ended September 30, 2025	Year Ended September 30, 2025
Amtech Systems, Inc. EBITDA:
GAAP net income (loss)	$1,068	$(30,326)
Interest income	(119)	(239)
Interest expense	8	26
Income tax provision	818	2,334
Depreciation and amortization expense	575	2,742
EBITDA	2,350	(25,463)

Inventory write-down of mature node semiconductor products	-	5,986
Stock compensation expense	268	1,229
Goodwill impairment	-	20,353
Intangible asset impairment	-	2,569
Severance expense	23	701
Adjusted EBITDA	$2,641	$5,375